UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

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)
PARSOW PARTNERSHIP, LTD. and	)
ELKHORN PARTNERS LIMITED PARTNERSHIP,	)
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Plaintiffs,	)
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v.	)	C.A. No. 99-770
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JACK P. LONDON, VINCENT L. SALVATORI,	)
GLENN RICART, RICHARD L. LEATHERWOOD,	)
WILLIAM B. SNYDER, RICHARD P. SULLIVAN,	)
CHARLES P. REVOILE, JOHN M. TOUPS,	)
WARREN R. PHILLIPS, L. KENNETH JOHNSON,	)
GREGORY R. BRADFORD, STEPHEN L.	)
WAECHTER, JEFFREY P. ELEFANTE, and	)
CACI INTERNATIONAL INC,	)
)
Defendants.	)
)

ANSWER OF DEFENDANTS

      Defendants Jack P. London, Vincent L. Salvatori, Glenn Ricart, Richard Leatherwood, William B. Snyder, Richard P. Sullivan, Charles P. Revoile, John M. Toups, Warren R. Phillips, L. Kenneth Johnson, Gregory R. Bradford, Stephen L. Waechter, Jeffrey P. Elefante, and CACI International Inc (collectively "the defendants"), by and through the undersigned counsel, for their Answer to the Complaint state as follows:

NATURE OF THE ACTION

      This lawsuit concerns a contest for the election of the directors of CACI International Inc ("CACI" or "the company") at the annual shareholders meeting scheduled for December 9, 1999. Rather than conduct a proxy contest by filing proxy materials with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, the plaintiffs have chosen to conduct an election contest through litigation, challenging in this action the proxy materials disseminated by CACI. In a very real sense the complaint here constitutes the plaintiffs' de facto proxy statement, a statement that they have disseminated to major shareholders of CACI in an attempt to garner votes for their dissident slate of director nominees. To promote their dissident slate, the plaintiffs in their complaint make demonstrably false allegations about the company and the director defendants toward the end of promoting their ultimate objective: a sale of the company.

     1.     The defendants admit that Parsow Partnership, Ltd. and Elkhorn Partners Limited Partnership are shareholders of CACI. The defendants lack sufficient knowledge or information to form a belief as to the truth of the allegation that the plaintiffs intend to nominate eight persons for election to the Board of Directors of CACI at the forthcoming annual meeting, and it is therefore denied. The defendants admit that plaintiff Parsow Partnership, Ltd. sent a notice to CACI's secretary on September 14, 1999 stating an intent to nominate eight persons for election to the Board of Directors of CACI at the forthcoming annual meeting of CACI shareholders. The defendants admit that the notice was Exhibit 1 to the plaintiffs' Schedule 13D filing with the SEC.

     2.     The defendants admit the allegation in paragraph 2 of the Complaint that the individual defendants are the senior officers and/or directors of CACI. The defendants admit that they caused CACI to disseminate to its shareholders a Proxy Statement soliciting proxies for the forthcoming annual meeting of CACI shareholders scheduled for December 9, 1999 (the "Shareholders Meeting"). The defendants admit that they caused CACI to disseminate to its shareholders a letter dated November 3, 1999 (the "14A Letter").

     3.     The defendants deny the allegation in paragraph 3 of the Complaint that the Proxy Statement and 14A Letter are materially false and misleading. They are true and accurate. The defendants admit that CACI inadvertently omitted from its proxy statement information indicating that as of August 31, 1999, the combined stockholdings of the plaintiffs exceeded five percent (5%) of the Company's issued and outstanding shares. This oversight is being corrected by distribution of supplemental material to the Company shareholders. The defendants deny the allegation in paragraph 3 of the Complaint that the 14A Letter is in any way materially false and misleading with respect to information regarding Alan S. Parsow ("Parsow"). The information regarding Parsow is true and accurate.

     4.     The defendants admit the allegations in paragraph 4 of the Complaint regarding the relief sought by the plaintiffs, but deny that there are any material misrepresentations or omissions in the Proxy Statement or 14A Letter.

     5.     The defendants admit the allegation in paragraph 5 of the Complaint that this Court has jurisdiction over the subject matter of this action.

     6.     The defendants admit that the claims asserted in the action are alleged to arise pursuant to Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder.

     7.     The defendants admit the allegations in paragraph 7 of the Complaint that venue in this district is proper and that a Proxy Statement and 14A Letter were disseminated to CACI's shareholders.

     8.     The defendants admit the allegations in paragraph 8 of the Complaint that they used the means and instrumentalities of interstate commerce in disseminating the Proxy Statement and 14A Letter.

     9.     The defendants admit the allegations in paragraph 9 of the Complaint regarding CACI's state of incorporation, the location of its principal executive offices, its operations, business and the services that it provides.

     10.    The defendants admit the allegations in paragraph 10 of the Complaint that defendant London is the Chairman of the Board, Chief Executive Officer and President of CACI, and that defendants Johnson, Bradford, Waechter and Elefante are each senior officers of CACI.

     11.    The defendants admit the allegations in paragraph 11 of the Complaint that defendants Salvatori, Ricart, Leatherwood, Snyder, Sullivan, Revoile, Toups and Phillips are members of the CACI Board of Directors. The defendants also admit the allegation that Larry Pfirman is a member of the CACI Board but is not named as a defendant.

     12.    The defendants admit the allegation in paragraph 12 of the Complaint that defendant London and the other director defendants are nominees for election to CACI's Board at the Shareholder Meeting and that each caused or controlled dissemination of the 14A Letter. The defendants deny that the 14A Letter was in any way false and misleading. The 14A Letter is true and accurate.

     13.    The defendants admit the allegation in paragraph 13 of the Complaint that the company mailed the 14A Letter to CACI's shareholders in anticipation of the shareholder meeting. The defendants admit that the 14A Letter concerns, among other things, Parsow and admit that the 14A Letter was signed by the senior officer defendants. The defendants admit that a copy of the 14A Letter was attached to the Complaint as Exhibit 2. The defendants deny that the 14A Letter was authored exclusively by defendant London. The defendants lack knowledge or information sufficient to form a belief as to the allegation that Parsow is the general partner of the plaintiffs and it is therefore denied.

     14.    The defendants deny the allegations in paragraph 14 of the Complaint that the 14A Letter is a preemptive strike against Parsow designed to thwart the election of the plaintiffs' nominees. The 14A Letter is designed to inform CACI shareholders in anticipation of the forthcoming shareholders meeting by disseminating accurate information about the company's performance, Parsow and the plaintiffs' nominees, and to rebut the maliciously false information that Parsow has disseminated about the director defendants to CACI shareholders. The defendants deny the allegations in paragraph 14 that the 14A Letter in any way contains misrepresentations and omissions of material fact. The 14A Letter is true and accurate.

     15.    The defendants deny the allegations in paragraph 15 of the Complaint that the Proxy Statement is in any way false and misleading. The defendants admit that the company inadvertently omitted from its Proxy Statement information indicating that as of August 31, 1999, the combined stock holdings of the plaintiffs exceeded five percent of the company's issued and outstanding shares. That oversight is being corrected by distribution of supplemental material to the company's shareholders. The defendants deny the allegations in paragraph 15 regarding the alleged reason for the omission of plaintiffs' current holdings. Parsow is, in fact, a dissident shareholder whose interests are not aligned with those most public shareholders of the company.

     16.    The defendants deny the allegations in paragraph 16 of the Complaint that the 14A Letter wrongfully described Parsow as a greenmailer. Parsow has, in fact, attempted to greenmail CACI on three occasions by offering to sell to the company specific blocks of stock at premium prices.

     17.    The defendants deny the allegations in paragraph 17 of the Complaint that the assertions in the 14A Letter are unfounded and untrue and that Parsow did not greenmail CACI. The assertions are demonstrably true. CACI received three unsolicited offers from Parsow to sell to the company specific blocks of stock at premium prices. Nowhere in his offers did Parsow ever mention or allude to the purchase of the "Karr estate stock." The defendants deny the allegation in paragraph 17 that no improper motive can be ascribed to Parsow in requesting a buyback at a premium to the then-market price. Parsow overtly sought to receive more for his stock than was available to other shareholders at the then-market price. The defendants admit the allegation in paragraph 17 that the transactions proposed by Parsow were not consummated. This is because CACI refused to succumb to Parsow's greenmail attempts. The defendants deny the allegations in paragraph 17 that their characterization of Parsow's greenmail attempts is misleading and calculated to enflame shareholder opinion against Parsow and his slate. The allegations regarding Parsow's greenmail attempts are demonstrably true and designed to communicate this information about Parsow's true colors to CACI's shareholders to promote informed decisionmaking.

     18.    The defendants deny the allegations in paragraph 18 of the Complaint that Parsow never greenmailed the Orbit Instrument Corporation. A story appearing on February 14, 1991 reported that Orbit Instrument Corporation had purchased 1,075,000 shares of its common stock from Parsow Partnership, Ltd. and certain other shareholders at the price of $4.375 per share in a privately negotiated transaction. At the time, Orbit stock was selling for $3.875 per share. The article does not mention any general buyback program by Orbit.

     19.    The defendants deny the allegations in paragraph 19 of the Complaint that the 14A Letter is in any way misleading. The 14A Letter is true and accurate.

     20.    The defendants deny the allegations in paragraph 20 of the Complaint that the statements in the 14A Letter quoted in the Complaint are in any way false and misleading. The allegations in paragraph 20 of the Complaint mischaracterize and misquote the language of the 14A Letter. The 14A Letter provided in pertinent part:

For the second time this decade, Parsow has assembled a slate of personal acquaintances and people he does business with, most of whom have virtually no experience in managing the affairs of a public company nor in CACI's businesses. The last time Parsow did this, the shareholders rejected his slate, but CACI incurred substantial expenses and was forced to divert the attention of senior management away from the business in order to thwart his misguided efforts.

     Based on the information provided to the company by Parsow, CACI's characterization of the experience and qualifications of the Parsow slate nominees was completely accurate. The defendants lack sufficient knowledge or information to form a belief as to the truth of the allegation that "all of Parsow's nominees are highly experienced and successful businessmen" and it is therefore denied.

     21.    The defendants deny the allegations in paragraph 21 of the Complaint that Parsow's nominees are highly experienced businessmen who have much to add to CACI's current performance and future prospects. The information provided by Parsow regarding his slate of nominees indicates that most of those nominees have virtually no experience in managing the affairs of a public company and no experience in CACI's businesses. Their most significant apparent "qualification" is their relationship with Parsow. The defendants lack sufficient knowledge or information to form a belief as to the truth of the allegations in paragraph 21 regarding the experience of the individuals named in that paragraph and they are therefore denied.

     22.    The defendants deny the allegations in paragraph 22 of the Complaint that they have incorrectly claimed that their slate of director nominees is independent. The director defendants, other than defendant London who is employed by the Company, are in fact independent. The defendants deny the allegations in paragraph 22 of the Complaint regarding the characterization of defendants Phillips, Revoile and Sullivan. The plaintiffs' petty characterization of these individuals reflects only their unwillingness to acquiesce to Parsow's demands. The defendants also deny the allegation in paragraph 22 that Ferris Baker Watts is currently one of CACI's investment bankers.

     23.    The defendants deny the allegations in paragraph 23 of the Complaint that the 14A Letter misleadingly touts CACI's financial growth. The statements made in the 14A Letter regarding CACI's financial growth and performance are true in all respects and, in fact, actually understate the company's performance with respect to stocks of companies comparable in size to CACI.

     24.    The defendants deny the allegations in paragraph 24 of the Complaint that the statements in the 14A Letter are in any way misleading. They are true and accurate. The defendants admit that the 14A Letter does not contain all the information contained in the Proxy Statement. It need not do so for it is read hand-in-hand with the Proxy Statement. The plaintiffs' allegation implies an obligation where none exists. The defendants deny the allegation that statistics are "buried" in the Proxy Statement.

     25.    The defendants deny the allegations in paragraph 25 of the Complaint that the 14A Letter misleadingly states that since 1989 Parsow has attempted to force CACI to sell itself at prices below its value. That is precisely what Parsow has done.

     26.    The defendants deny the allegations in paragraph 26 of the Complaint that they have misrepresented many facts and failed to include other facts to make what is stated not misleading. The defendants deny the allegations in paragraph 26a of the Complaint that Parsow has urged the CACI Board to talk to Anteon Corporation. The defendants deny the allegation that Parsow's and Anteon's repeated attempts have been continuously rebuffed. They have not. The defendants deny the allegation that Anteon ever offered $21 for each share of CACI stock. No such offer was ever made. The defendants admit that Anteon made a $24 per share offer. The defendants deny the allegation that defendant London has refused to even talk to Anteon. The company, including defendant London, met with Anteon representatives four times in 1999. The defendants admit that, when questioned by a Bear Stearns analyst during a CACI conference call, defendant London declined to respond to a question regarding discussions with Anteon. It is the company's policy not to discuss with analysts expressions of interest that it receives and the allegations of the Complaint here imply a duty where none existed. Moreover, the Anteon offer was expressly contingent upon CACI keeping it confidential.

     The defendants admit that the 14A Letter does not mention expressions of interest received by CACI. This is because it is the company's policy not to disclose expressions of interest and because some of the companies identified by plaintiffs never expressed any interest to CACI. In fact, the defendants deny the allegations in paragraph 26b that it ever received any communication from most of the companies named in this paragraph that could reasonably be characterized as an offer to purchase the company, much less a premium price offer. CACI has a well-established process for handling and evaluating any expression of interest that might be received. The defendants deny the allegation that any offers were not properly evaluated. To the contrary, the company evaluates carefully and thoroughly any expression of interest that it receives.

     The defendants deny the allegations in paragraph 26c of the Complaint. The plaintiffs allege that, contrary to the assertions in the 14A Letter, CACI management refused to meet with a shell company called LHN Group. In fact, CACI management had met with members of the LHN Group. The Board determined that the LHN Group had no business history and no apparent financing for the proposed purchase and rejected the LHN proposal.

     The defendants deny the allegation in paragraph 26d of the Complaint that the 14A Letter misleadingly omits that Parsow was an asset to the CACI Board with respect to the actions described in paragraph 26d. The defendants do not claim that Parsow's performance as a director was uniformly unacceptable. Despite excellent performance by the company during Parsow's tenure on the Board, however, Parsow incessantly demanded that the company be sold.

     The defendants deny the allegations in paragraph 26e of the Complaint because the 14A Letter did not contend that Parsow has advocated a sale of CACI at all times or on any terms. Rather, he incessantly and continuously advocated a sale of CACI on terms below the true value of the company. The defendants deny the allegation that Parsow voted against an acquisition transaction involving a company called BTG because the Board never voted on any such acquisition transaction.

     The defendants admit the allegation in paragraph 26f of the Complaint that Parsow recommended that the Board retain Oppenheimer. The defendants deny the allegation that defendant London ignored Parsow's suggestion and instead hired Legg Mason. Defendant London did not participate in the decision to hire a financial advisor, as Parsow knows. That decision was made by a special committee of the Board, which did not include Messrs. London, Parsow or Pfirman .

     27.    The defendants deny the allegation in paragraph 27 of the Complaint that the 14A Letter misrepresents and omits material information regarding Parsow's departure from the CACI Board. The defendants deny the allegation that the normal course for selection of nominees to the Board is by the means of a CACI nominating committee. The defendants deny that the CACI nominating committee did not determine whether Parsow should be renominated to the CACI Board. The defendants deny the allegation that Parsow's board membership was unilaterally vetoed by defendant London. The decision not to renominate Parsow was a 7 to 2 vote of the entire CACI Board. The defendants deny the allegation that the decision not to renominate Parsow for election to the Board had anything to do with any expression of interest received from Anteon.

     28.    The defendants deny the allegations in paragraph 28 of the Complaint that the 14A Letter misleadingly states Parsow's disastrous record as a director.

     29.    The defendants deny the allegations in paragraph 29 of the Complaint that the 14A Letter misleadingly states Parsow's record as a director of CACI. The 14A Letter is true and accurate. The defendants admit that Parsow was a director of CACI from December 1993 until November 1997, and admit the allegations regarding Parsow's committee service. The allegations regarding Parsow's contributions to CACI are pure expressions of opinion which the defendants deny. The defendants lack sufficient information and knowledge to respond to the allegation that Parsow discussed with Kiewit its interest in acquiring the company and therefore deny this allegation.

     30.    The defendants deny the allegations of paragraph 30 of the Complaint that the 14A Letter attempts to disparage Parsow's tenure on the National Lampoon Board. The allegations in the 14A Letter, reciting facts that are undisputable, are true and accurate. The allegation in the Complaint that, nine years after Parsow left the Board, the stock of National Lampoon had increased is irrelevant but admitted. The defendants admit that the 14A Letter does not mention that Campbell Resources was a gold mining company. The defendants lack sufficient information and knowledge to respond to the allegation that Parsow's tenure on that Board occurred during a bear market in gold, and therefore the allegation is denied.

     31.    The defendants lack sufficient knowledge or information to form a belief as to the truth of the allegation in paragraph 31 of the Complaint that Parsow generally gets involved with distressed companies, many of which cannot be turned around, and it is therefore denied. The defendants admit that Parsow is a director of a mutual fund subsidiary of Republic National Bank of New York.

     32.    The defendants deny the allegations in paragraph 32 of the Complaint. The intent and purpose of the statements in the Proxy Statement and the 14A Letter is to communicate relevant information regarding Parsow's true colors so as to promote informed decisionmaking by CACI's shareholders.

     33.    The defendants repeat and reallege their responses to paragraphs 1-33 of the Complaint as if set forth herein.

     34.    The allegations contained in paragraph 34 of the Complaint constitute a legal conclusion to which no response is required.

     35.    The allegations contained in paragraph 35 of the Complaint constitute a legal conclusion to which no response is required.

     36.    The defendants admit that paragraph 36 of the Complaint quotes a portion of Rule 14A-9.

     37.    The defendants admit the allegation in paragraph 37 of the Complaint that they caused to be issued or permitted the issuance of the Proxy Statement and the 14A Letter.

     38.    The defendants deny the allegation in paragraph 38 of the Complaint that the Proxy Statement and the 14A Letter are materially false and misleading. They are true and correct, and they represent accurately and completely relevant facts regarding Parsow, his bona fides and the plaintiffs' ultimate objective: the sale of CACI.

     39.    The allegations contained in paragraph 39 of the Complaint constitute legal conclusions to which no answer is required. To the extent they require an answer, they are denied.

     40.    The allegations contained in paragraph 40 of the Complaint constitute legal conclusions to which no answer is required. To the extent they require an answer, they are denied.

     WHEREFORE, defendants respectfully pray that the Court enter its order and judgment:

     (a)     dismissing plaintiffs' Complaint in all respects and granting judgment in favor of defendants;

     (b)     awarding defendants their attorneys', experts' and other fees and expenses incurred in the defense of this action; and

     (c)     granting defendants such other and further relief as the Court deems necessary.

Respectfully submitted,

/s/

Samuel A. Nolen Michael K. Reilly Richards Layton & Finger,P.A. One Rodney Square P. O. Box 551 Wilmington, DE 19899 (302) 658-6541

Attorneys for Defendants

Of Counsel:

J. William Koegel, Jr. Steptoe & Johnson LLP 1330 Connecticut Avenue, N.W. Washington, DC 20036 (202) 429-3000

Dated:	November 24, 1999

CERTIFICATE OF SERVICE

     I hereby certify that on this the 24th day of November, 1999, a copy of the foregoing Answer of Defendants was served by first class mail, postage prepaid upon the following:

Joseph A. Rosenthal Rosenthal, Monhait, Gross & Goddess P.A. Suite 1401, Mellon Bank Center P.O. Box 1070 Wilmington, DE 19899-1070

and

Milberg Weiss Bershad Hyness & Lerach LLP One Pennsylvania Plaza New York, NY 10119-0165

/s/